SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

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    |X|  Preliminary Proxy Statement           |_|  Confidential, for Use
                                                    of the Commission Only
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                                                    Rule 14a-6(e)(2))
    |_|  Definitive Proxy Statement

    |_|  Definitive Additional Materials

    |_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             DEXTER CORPORATON
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                                    N/A
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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         (b)   Aggregate number of securities to which transaction applies:

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computed pursuant to Exchange Act Rule 0-11:

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         offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the
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         (4)   Date Filed: ________________________________________________

               As filed with the Commission on March 1, 2000




                         [DEXTER CORPORATION LOGO]

                                           March [day], 2000




Dear Shareholder:

        We are pleased to invite you to attend the 2000 annual meeting of shareholders of Dexter Corporation, which will be held on Thursday, April 27, 2000, at 10:00 A.M., local time, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut.

        The items to be considered and voted on at the meeting are described in the notice of the 2000 annual meeting of shareholders and proxy statement accompanying this letter.

        You may have already received proxy soliciting materials from International Specialty Products Inc. in connection with items ISP intends to present at the meeting. The ONLY items that will be brought before the Company's 2000 annual meeting are the ones described in the accompanying proxy statement and not the items described in ISP's proxy materials. YOUR BOARD OF DIRECTORS BELIEVES THAT PROPOSALS SUBMITTED BY ISP AND DESCRIBED IN THIS PROXY STATEMENT ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND URGES YOU TO VOTE AGAINST THESE PROPOSALS.

        Your vote is important. We encourage you to vote your shares as soon as possible. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322- 2885.

                                          Sincerely,


                                          K. Grahame Walker
                                          Chairman and Chief Executive Officer




                               [DEXTER LOGO]

Dexter Corporation  -- One Elm Street  -- Windsor Locks, CT 06096-2334 --
Tel: 860.292.7675

                          NOTICE OF ANNUAL MEETING

                                                           March [day], 2000

        The annual meeting of the shareholders of Dexter Corporation (the "Company" or "Dexter") will be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, on Thursday, April 27, 2000, at 10:00 A.M., local time, for the following purposes:

(1) To elect three directors to serve for three-year terms expiring at the 2003 annual meeting of shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE EXISTING DEXTER DIRECTOR NOMINEES PROPOSED FOR REELECTION AND AGAINST THE ELECTION OF INTERNATIONAL SPECIALTY PRODUCTS INC.'S DIRECTOR NOMINEES.

(2) To ratify the selection by the Company's Board of Directors of the firm of PricewaterhouseCoopers LLP as auditor of the Company for the year 2000. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

(3) To vote upon a proposal by International Specialty Products Inc. and its wholly owned subsidiary ISP Investments Inc. (collectively, "ISP"), as described in the Company's proxy statement, relating to an amendment to the Company's Bylaws requiring the Dexter Board to make certain amendments to the Company's Rights Agreement or to redeem the rights issued under the Agreement if the Company's shareholders instruct the Board to do so and requiring the Board not to adopt a new rights agreement without shareholder approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

(4) To vote upon a proposal by ISP, as described in the Company's proxy statement, relating to a shareholder resolution directing Dexter's Board to amend the Rights Agreement promptly to make it inapplicable to any offer for all outstanding shares of Dexter for at least $45.00 per share in cash. THE BOARD OF DIRECTORS
        RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

(5) To vote upon a proposal by ISP, as described in the Company's proxy statement, relating to a shareholder resolution repealing any and all amendments made by the Dexter Board to the Company's Bylaws after February 26, 1999. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

(6) To transact such other business as may properly come before the meeting or at any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on February 25, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        THIS ANNUAL MEETING IS OF PARTICULAR IMPORTANCE TO ALL SHAREHOLDERS OF THE COMPANY BECAUSE OF ISP'S ONGOING HOSTILE ATTEMPT TO TAKE OVER YOUR COMPANY.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE PAID IF MAILED IN THE UNITED STATES.

        YOUR BOARD ALSO URGES YOU NOT TO SIGN ANY GOLD PROXY CARDS SENT TO YOU BY ISP. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY ISP, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

                                            By order of the Board of Directors,

                                            BRUCE H. BEATT,
                                            Secretary




                               [DEXTER LOGO]


Dexter Corporation  -- One Elm Street  -- Windsor Locks, CT 06096-2334 --
Tel: 860.292.7675

                                                           March [day], 2000

                              PROXY STATEMENT

        This proxy statement is furnished to the shareholders of Dexter Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used in voting at the annual meeting of the shareholders of the Company to be held on Thursday, April 27, 2000 and at any adjournments or postponements thereof. The accompanying proxy is solicited on behalf of the Board of Directors of the Company. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March [day], 2000.

        International Specialty Products Inc. and its wholly owned subsidiary ISP Investments Inc. (collectively, "ISP") have nominated three individuals for election to the Board of Directors in opposition to the Company's nominees for election (the "Director Election Proposal"). ISP has also stated that it intends to present proposals concerning (i) a Bylaw amendment that would increase the size of the Company's Board of Directors (the "Board Size Bylaw Proposal"), (ii) the election of ISP's slate of nominees to fill the vacancies created by the increased directorships (the "Additional Directors Election Proposal"), (iii) a Bylaw amendment that would require the Board to make certain amendments to the Company's Rights Plan or redeem the rights issued thereunder, under certain circumstances (the "Rights Plan Bylaw Proposal"), (iv) a shareholder resolution directing the Board of Directors to amend the Company's Rights Plan to make it inapplicable to any offer for all outstanding shares of the Company for at least $45.00 per share in cash (the "Rights Plan Amendment Proposal"), (v) a shareholder resolution repealing any and all amendments to the Company's Bylaws made by the Company's Board of Directors after February 26, 1999 and prohibiting the Board from adopting certain new amendments to the Company's Bylaws without the approval of the shareholders (the "Bylaw Repeal Proposal"), and (vi) a resolution providing the order of voting on the proposals at the 2000 annual meeting ( the "Omnibus Proposal").

        ISP'S BOARD SIZE BYLAW PROPOSAL AND ADDITIONAL DIRECTORS ELECTION PROPOSAL ARE NOT AUTHORIZED (AND ARE THEREFORE ILLEGAL) UNDER DEXTER'S RESTATED CERTIFICATE OF INCORPORATION AND THE CONNECTICUT BUSINESS CORPORATION ACT. ACCORDINGLY, THEY CANNOT BE BROUGHT BEFORE THE ANNUAL MEETING BY ISP, AND NO ACTION WILL BE TAKEN UPON THEM AT THE ANNUAL MEETING. AS A RESULT, ISP IS NOT IN A POSITION TO TAKE CONTROL OF A MAJORITY OF THE SEATS ON THE DEXTER BOARD. IN LIGHT OF THIS, ISP'S OMNIBUS PROPOSAL IS NOT NECESSARY, AND WILL NOT BE BROUGHT BEFORE THE ANNUAL MEETING. DEXTER BELIEVES THAT THE RIGHTS PLAN BYLAW PROPOSAL AND THE RIGHTS PLAN AMENDMENT PROPOSAL ARE ALSO ILLEGAL AND UNENFORCEABLE UNDER CONNECTICUT LAW. FOR THIS REASON, DEXTER DOES NOT PLAN TO IMPLEMENT THE ACTIONS CONTEMPLATED BY THESE PROPOSALS, WHATEVER THE OUTCOME OF THE VOTE IS. HOWEVER, IN ORDER TO GIVE SHAREHOLDERS THE OPPORTUNITY TO MOOT THE ISSUE BY VOTING THESE PROPOSALS DOWN, DEXTER WILL PRESENT THEM TO THE ANNUAL MEETING. THE BYLAW REPEAL PROPOSAL IS ILLUSORY AND UNNECESSARY BECAUSE DEXTER HAS NEITHER AMENDED NOR ADOPTED ANY BYLAWS SINCE FEBRUARY 26, 1999 AND DOES NOT INTEND TO TAKE ANY SUCH ACTION PRIOR TO THE ANNUAL MEETING. ACCORDINGLY, THIS PROPOSAL SERVES NO PURPOSE WHATEVER. HOWEVER, TO AVOID THE EXPENSE AND DISTRACTION OF LITIGATING THE ISSUE WITH ISP, DEXTER PLANS TO PRESENT THIS PROPOSAL TO THE ANNUAL MEETING.

        Accordingly, the Board of Directors is soliciting votes FOR the Company's slate of nominees for election to the Board of Directors, FOR ratification of the appointment of the firm of PricewaterhouseCoopers LLP as auditor of the Company for the year 2000 and AGAINST ISP's Director Election Proposal, Rights Plan Bylaw Proposal, Rights Plan Amendment Proposal and Bylaw Repeal Proposal (collectively, the "ISP Proposals").

        Unless contrary instructions are indicated on the WHITE proxy card, all shares represented by valid proxies received pursuant to this solicitation (and not revoked) will be voted:

       o FOR the election of all of the Company's nominees for directors named in this proxy statement,

       o FOR the ratification of the appointment of PricewaterhouseCoopers LLP as auditor of the Company for the year 2000, and

       o       AGAINST the ISP Proposals.

        If you specify a different choice on the proxy card, your shares will be voted as specified.

VOTING AND REVOCABILITY OF PROXIES

        You are urged to sign and date the enclosed WHITE proxy card and return it in the enclosed prepaid envelope whether or not you plan to attend the meeting. A person giving any proxy has the power to revoke it (whether such proxy was solicited by the Board of Directors or ISP) at any time before the voting by submitting to the Company or to ISP a written revocation or duly executed proxy bearing a later date. In addition, any shareholder who attends the meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given.

VOTING SECURITIES; QUORUM

        The only outstanding voting securities of the Company are the shares of its Common stock, par value $1 per share, 23,058,969 of which were outstanding as of February 25, 2000, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote. Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, facsimile, telegram, in person or otherwise.

        Under Connecticut law and the Company's Bylaws, a majority of the number of shares of stock issued and outstanding and entitled to vote at the annual meeting must be present in person or by proxy to constitute a quorum for the transaction of business.

VOTE REQUIRED

        Under Connecticut law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

        The Company's Bylaws provide that the Bylaws may be altered, amended or repealed, or new bylaws may be adopted, at any meeting of the shareholders, provided that such action by shareholders be by the affirmative vote of at least two-thirds of the voting power of the shares of the Company entitled to vote thereon. Consequently, approval of the Rights Plan Bylaw Proposal and the Bylaw Repeal Proposal would require the affirmative vote of at least two-thirds of the voting power of the shares of the Company entitled to vote thereon. ISP has instituted litigation in the United States District Court for the District of Connecticut seeking, among other things, to have the two-thirds supermajority voting provision contained in the Bylaws held ineffective. Dexter believes that the supermajority provision was properly adopted and is effective. Accordingly, Dexter will require that approval of the Rights Plan Bylaw Proposal and the Bylaw Repeal Proposal be approved by the affirmative vote of at least two-thirds of the voting power of the shares of the Company entitled to vote thereon. Should the Connecticut District Court rule in favor of ISP, each of the Rights Plan Bylaw Proposal and the Bylaw Repeal Proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal at the annual meeting. See "Certain Litigation."

        ISP's Rights Plan Amendment Proposal will be approved if the votes cast for the proposal exceed the votes cast against proposal at the annual meeting.

METHOD FOR COUNTING VOTES

        Votes will be counted and certified by independent inspectors of election. Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "against" or "abstain" from voting on one or more or the proposals, or to withhold authority for one or more of the nominees for director. Connecticut law and the Company's Bylaws require the presence of a quorum at the annual meeting. Abstentions are counted in determining whether a quorum is present but are not counted in determining the votes cast for or against any proposal. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for those individuals. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, are not counted as votes cast for any proposal. However, because, as described above, approval of the Rights Plan Bylaw Proposal and the Bylaw Repeal Proposal would require the affirmative vote of at least two-thirds of the voting power of the shares of the Company entitled to vote thereon, abstentions and broker non-votes will have the effect of a vote against such proposals. See "Certain Litigation."



                     BACKGROUND OF ISP'S PROXY CONTEST

        In 1998 the Company's management undertook an extensive strategic review of all of the Company's businesses and operations. As part of this review process, the management reviewed its investment in its majority owned subsidiary, Life Technologies Inc. Life Technologies develops, manufactures and supplies more than 3,000 products used in life sciences, research and commercial manufacture of genetically engineered products. The Company's management concluded that it was important to acquire the remaining minority equity interest in Life Technologies that it did not own as part of its long-term strategy to focus its efforts and resources on businesses with strong market positions, like that of Life Technologies. Since mid-1998, Dexter has been pursuing its shareholder value growth strategy by focusing on life sciences. In particular, it has been attempting to acquire 100% of Life Technologies. Virtually contemporaneously with Dexter's publicly announced efforts to maximize value for all Dexter shareholders by pursuit of its life sciences strategy, ISP and its Chairman of the Board, Samuel J. Heyman, have been attempting to frustrate the Company's efforts. Specifically, as Dexter was pursuing its public tender offer at $39.125 per share in cash for all outstanding Life Technologies shares, ISP was engaged in an open-market purchase program resulting in ISP's acquiring 15% of the Life Technologies shares. On November 20, 1998, ISP filed a Schedule 13D with the SEC revealing its ownership in Life Technologies and stating that it acquired its shares because the Life Technologies shares were "substantially undervalued." ISP's actions eliminated Dexter's ability to realize the cost savings and cash flow benefits that could be achieved from owning 100% of Life Technologies as well as the ability to secure its platform for growth in life sciences.

        Promptly thereafter, ISP embarked on an open-market purchase program in the Dexter shares. ISP first announced its ownership position in Dexter in a Schedule 13D filed with the SEC on April 22, 1999, once again stating that the purpose of its purchases was that the shares were "undervalued" and that it had acquired the shares "for investment purposes only." ISP continued to acquire (and on a number of occasions, sell) Dexter shares through September 1999, until its publicly reported ownership reached 9.98% of the Company's outstanding shares.

        At the request of Mr. Heyman, representatives of Dexter met with representatives of ISP on December 3, 1999. Dexter had requested an agenda for the meeting, but Mr. Heyman declined to provide one. At the meeting the ISP representatives expressed their belief that Life Technologies, with its higher growth and higher margins, could better fulfill its potential as an independent entity or in combination with another similarly strategically situated company, rather than in combination with Dexter. The ISP representatives argued that there are no apparent synergies between Dexter and Life Technologies that would justify Dexter's continued control of Life Technologies and, as an independent company, Life Technologies would likely have greater access to the capital markets and receive a higher level of analyst coverage. They recommended that Dexter and Life Technologies be separate corporate entities. Among other proposals, Mr. Heyman specifically recommended that Dexter spin off Life Technologies to Dexter shareholders, which he claimed could be accomplished tax-free.

        Without giving Dexter an opportunity to explain what Dexter believed were the serious fallacies in ISP's recommendations, including the potentially enormous tax cost associated with such a separation, just 11 days later ISP proposed to acquire Dexter for $45.00 per share in cash, subject to the execution of a mutually acceptable merger agreement. In Mr. Heyman's letter of December 14, 1999, to Mr. K. Grahame Walker, Chairman of the Board and Chief Executive Officer of Dexter, Mr. Heyman stated:

               "In addition, if you would provide us additional information on Dexter Corporation and Life Technologies that justifies an increased price we would be willing to pay more. We would be willing to enter into a confidentiality agreement in connection therewith (but not any such agreement that would limit our rights as shareholders)."

        It was not until ISP filed its December 14, 1999 letter in an amendment to its Schedule 13D that ISP revealed to the Dexter shareholders that it had changed its "investment only" purpose for acquiring its Dexter investment.

        Following a careful consideration of ISP's $45.00 per share proposal with its financial and legal advisors, on December 23, 1999, the Dexter Board of Directors unanimously concluded that ISP's proposal was both inadequate and contrary to the best interests of the stockholders of Dexter and rejected it.

        In an effort to pursue aggressively its strategic plan to maximize value for all Dexter shareholders by focusing on life sciences through the acquisition of 100% of Life Technologies, on January 20, 2000 Dexter announced that it had sent a letter to Life Technologies proposing to acquire all of the remaining outstanding Life Technologies shares that it did not own in a merger transaction at $49.00 per share in cash. Since Dexter believed that under applicable Delaware law, their proposed merger would require the affirmative vote of 2/3 of the outstanding Life Technologies shares held by stockholders other than Dexter and its affiliates and associates, Dexter's proposal was conditioned upon receipt of such approval. In addition, Dexter's letter indicated that before a definitive agreement could be signed and before the Life Technologies Board of Directors responded to the proposal, Dexter needed appropriate indications of support for the merger from ISP and the other "group" members who filed the Schedule 13D concerning the Life Technology shares.

        Rather than allow Dexter to pursue its growth strategy by supporting Dexter's $49.00 per share merger proposal with Life Technologies, Mr. Heyman once again embarked on a program Dexter believes is designed to frustrate the Dexter Board's longstanding and considered strategy to maximize value for all Dexter shareholders by becoming a preeminent life sciences supplier by commencing his proxy contest to elect his hand-picked directors and seek approval of the other ISP proposals. In addition to diverting Dexter management's attention from the Company's business and operations with his proxy contest, Mr. Heyman also commenced litigation in support of his proxy fight in the United States District Court in the District of Connecticut. See "Certain Litigation."

        Following a special meeting of the Dexter Board of Directors on February 8, 2000, Dexter took the following actions:

        o Dexter offered both ISP and Chase Securities Inc., ISP's financial advisor, the opportunity to review confidential business and financial information for the purpose of determining whether they would be willing to increase their $45.00 per share proposal to acquire Dexter.

        o Dexter amended its rights plan to address ISP's concerns evidenced by its shareholder proposals in a manner that Dexter believes to be fair, even-handed and in the best interests of its shareholders.

        o Dexter requested that ISP make whatever financing commitment letters that it has received public so that shareholders could evaluate the terms, conditions and sufficiency of ISP's financing arrangements for its $45.00 per share cash proposal.

        o Dexter offered a meeting among its tax advisors and those of ISP for the purpose of understanding how ISP would separate Life Technologies on a tax-free basis.

        On Wednesday, February 23, 2000, ISP entered into a confidentiality agreement and since that date has spent several days together with its financial and legal advisors reviewing confidential information concerning Dexter and its businesses and operations.

        Following a meeting of the Dexter Board of Directors, on Monday, February 28, 2000, Dexter issued the following press release:

        Contact:

         Kathleen Burdett
         John Thompson
         Dexter Corporation
         (860) 292-7675
         or
         Lawrence A. Rand
         Michael Freitag
         Kekst and Company
         (212) 521-4800

        FOR IMMEDIATE RELEASE

           DEXTER BOARD AUTHORIZES EXPLORATION OF STRATEGIC ALTERNATIVES

        WINDSOR LOCKS, CONNECTICUT, February 28, 2000 -- Dexter Corporation (NYSE:DEX) said today its Board of Directors has authorized the Company's management and its financial advisor, Lehman Brothers, to explore all strategic alternatives that may be available to Dexter to maximize shareholder value in the short term.

        K. Grahame Walker, Chairman and Chief Executive Officer of Dexter, said: "Based on the current circumstances that our company is facing, our Board has decided to institute a process in which we will survey all of the Company's available options. Several specific factors contributed to the Board's decision, including the acquisition by International Specialty Products, Inc. (NYSE:ISP) of a blocking position in Life Technologies, Inc. (OTC Bulletin Board:LTEK) that made it impossible for Dexter to complete our plan to achieve 100 percent ownership of LTI as a platform for implementation of Dexter's life sciences growth strategy."

        "Rather than negotiate a reasonable exit from LTI," Mr. Walker continued, "ISP instead launched a proxy contest for control of Dexter's Board with an unfinanced and inadequate $45 negotiation proposal. The Board strongly believes and has confidence in the long-term prospects for Dexter's growth strategy. However, ISP's self-serving insistence on a debate confined to a short-term focus coupled with ISP's ability to prevent Dexter from effectively implementing its growth strategy made it necessary to explore all other options at this time."

        Dexter emphasized its Board has made no decision to sell the Company at this time, but said every available alternative -- including a merger or sale of the company, a financial restructuring, or a spin-off or sale of one or more of the Company's businesses -- would be examined and considered. In pursuit of that objective, third parties will be invited to sign confidentiality agreements, review comprehensive data room materials and receive Dexter management presentations. The Company has entered into a confidentiality agreement with ISP, and, as of February 24, three representatives of ISP and 10 representatives of ISP's financial advisor, Chase Securities, began to visit Dexter's data room. There can be no assurance that these discussions will result in a transaction or other action by Dexter.

        Any statements in this press release that are not historical facts are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. These and other risks are detailed in the Company's filings with the Securities and Exchange Commission.

        Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets. . . ."


                     PROPOSAL (1) ELECTION OF DIRECTORS

        The Company's Restated Certificate of Incorporation and Bylaws provide for three classes of directorships, with the term of one class expiring at each annual meeting of the shareholders. Pursuant to the authority granted to the Board in Article VII of the Restated Certificate of Incorporation, the Board of Directors has determined that effective on the date of the 2000 annual meeting, the number of directors is fixed at ten, three in the class whose term expires in 2001, four in the class whose term expires in 2002 and three in the class whose term expires in 2003. At the 2000 annual meeting, three directors are to be elected, all of whom shall constitute the class whose term will expire in 2003. The Board of Directors has nominated Messrs. Charles H. Curl, Peter G. Kelly and Jean-Francois Saglio, who are currently serving as directors, having been elected to serve for their present terms at the annual meeting in 1997. Each nominee has consented to serve for the specified term. It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Curl, Kelly and Saglio, whose terms will expire in 2003.

        If for any reason any nominee should be unavailable to serve as a director at the time of the meeting, a contingency which the Board of Directors does not expect, the shares represented by the accompanying proxy may be voted for the election in his stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all such nominees. Nominees shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present in person or by proxy. An abstention shall be included in the determination of the number of shares present and voting, but shall not be counted as a vote in favor of the election of a nominee. Broker non-votes shall not be counted for any purpose.

        ISP is seeking the election of a slate of three directors. The Dexter Board of Directors believes that the election of ISP's nominees would not be in your best interests. Your Board opposes the election of ISP's nominees for several reasons. First, ISP stated in its proxy statement:

               "The overall purpose of our proposals is to elect nominees to the Dexter Board who are committed to consider and pursue [ISP's merger proposal], in which you would receive $45 per share in cash, or a superior proposal."

        Following careful consideration of ISP's $45.00 per share proposal with its financial and legal advisors, the Board of Directors previously concluded that ISP's proposal was inadequate and contrary to the best interests of stockholders and rejected it. Consequently, the Board of Directors believes that if ISP's nominees were to be elected, they would pursue a course which is not in your best interests. As described more fully below, we believe that Mr. Heyman and ISP have a multitude of conflicts of interest -- for example, Mr. Heyman as Chairman of the Board of ISP is legally bound to protect and promote the interests of ISP shareholders, even if your interests as Dexter shareholders are directly damaged, undermined or otherwise in conflict with those of ISP. We believe Mr. Heyman as the controlling shareholder of ISP is driven by the same conflicting interests. More fundamentally, ISP claims to be a prospective purchaser of Dexter, which places Mr. Heyman and ISP's CEO Sunil Kumar directly and irreconcilably in conflict with Dexter and certainly bars them from participating in deliberations addressing the sale of Dexter. In simplest terms, their interest is to help ISP to acquire Dexter for the LOWEST PRICE POSSIBLE, not the HIGHEST PRICE as must be the objective of the Dexter Board. Finally, Mr. Heyman as a director and as the controlling shareholder of ISP and Mr. Kumar as a director and the CEO of ISP have a different and even more irreconcilable conflict by reason of ISP's ownership of both Dexter shares and Life Technologies shares. As a result, in every decision involving the relative values of Dexter (excluding Life Technologies) and Life Technologies, we believe ISP has a fundamentally different and conflicting interest from that of the Dexter shareholders.

        Your Board also believes that independence and experience are key qualifications for a director of the Company, particularly in light of the Company's previously announced decision to explore all strategic alternatives that may be available to maximize shareholder value. The Board believes that the ISP nominees lack these qualities. Two of ISP's nominees -- Samuel Heyman and Sunil Kumar -- are officers and directors of ISP. The Board believes they would be committed first and foremost to furthering ISP's interests by virtue of their affiliation with ISP rather than your interests. According to ISP's proxy statement, ISP's other hand-picked nominee, Phillip Peller, is a retired accountant who does not serve on the board of directors of any public company and does not appear to have had any business experience in the industries in which the Company operates Additional information concerning the backgrounds and experience of ISP's nominees is set forth in the proxy statement being furnished by ISP in connection with its solicitation of proxies from the Company's shareholders and, in accordance with Rule 14a-5(c) under the Exchange Act, such information is incorporated herein by reference.

        The nominees of the Board of Directors, on the other hand, are independent, familiar with the Company and its businesses and operations and are committed to exploring all strategic alternatives that may be available to maximize shareholder value.

        FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES YOU WOULD BE FAR BETTER SERVED BY ELECTING THE COMPANY'S NOMINEES -- CHARLES H. CURL, PETER G. KELLY AND JEAN-FRANCOIS SAGLIO -- TO THE BOARD, AND YOU ARE URGED TO VOTE FOR THESE INDIVIDUALS ON THE ENCLOSED WHITE PROXY CARD. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY ISP.

        The following information relates to the Company's nominees for reelection at the 2000 annual meeting and to the other directors of the Company. There are no family relationships among the directors and executive officers of the Company. The Board of Directors held ten meetings in 1999.



DEXTER NOMINEES FOR DIRECTORS

Terms Expiring in 2003:
                         CHARLES H. CURL         Director since 1992

        [PHOTO] Mr. Curl, age 51, has been president of Curl &Associates (independent management consulting firm) since prior to 1995.

                         Mr. Curl is on the Environmental & Safety
                         Committee.

                         PETER G. KELLY          Director since 1994

        [PHOTO] Mr. Kelly, age 62, has been senior principal of Updike, Kelly & Spellacy, P.C., a Hartford, Connecticut-based law firm, since 1999 and chairman of the firm from prior to 1995 to 1999.
                         Mr. Kelly has been chairman of Meridian
                         Worldwide LLC (public affairs firm) and Meridian Americas LLC (public affairs firm) since 1998.
                         From 1997 to 1998, Mr. Kelly was chairman of the professional advisory council of C.I.S. Strategies, Ltd. (division of The PBN Company), and since
                         1999 has been chairman of The PBN Company
                         (public relations firm). From prior to 1995 to 1996, Mr. Kelly was chairman of Black, Manafort, Stone
                         & Kelly, a subsidiary of Burson-Marsteller
                         (worldwide public relations firm). Mr. Kelly was also the managing director of Black, Kelly, Scruggs & Healy, a subsidiary of Burson-Marsteller, from 1996 to 1997. Mr. Kelly is a director of Phillips Screw Corp. (manufacturer and licensor) and a director of Life Technologies, Inc. (life science/ biotechnology products), an affiliate of the Company.

                         Mr. Kelly is on the Audit Committee and the Environmental & Safety Committee.


                         JEAN-FRANCOIS SAGLIO                Director since 1991

        [PHOTO] Mr. Saglio, age 63, has been president of ERSO (a consulting company in France) since 1994. From prior to 1994 to 1995, he was senior vice president of CEA Industrie (industrial and financial holding company of the French Atomic Energy
                         Commission). Mr. Saglio is a former member of the cabinet of M. Pompidou, President of France, and also served as director of the French Administration of Environment Protection. Mr. Saglio is a director of EEM (a French investment fund). Mr. Saglio is on the Environmental &
                         Safety Committee.

DIRECTORS CONTINUING IN
OFFICE


Term expiring in 2002:
                         HENRIETTA HOLSMAN FORE  Director since 1996

                         Mrs. Fore, age 51, has been chairman and chief executive officer of Holsman International (investment and management company) and chairman and president of Stockton Products,
        [PHOTO] formerly Stockton Wire Products (manufacturer of wire and steel building materials and additives) since prior to 1995. She is a director of HSB Group, Inc. (equipment insurance and engineering services).

                         Mrs. Fore is on the Compensation & Organization Committee.

                         BERNARD M. FOX          Director since 1990

                         Mr. Fox, age 57, has been a senior advisor to Dignitas Partners, a private equity capital general partnership, since 1999 and has been an independent consultant to corporations and clients on strategic, energy and marketing issues since September 1997. Mr. Fox had been President and
        [PHOTO] chief executive officer of Northeast Utilities (public utility holding company) since prior to 1995 and had been chairman since August 1995, until his retirement in September 1997. Mr. Fox is on the Advisory Board of Cheng Power Systems, Inc.
                         (advanced Electrical generation technology).


                         Mr. Fox is Chairman of the Audit Committee and is on the Compensation & Organization Committee.

                         K. GRAHAME WALKER       Director since 1989

                         Mr. Walker, age 62, has been chairman and chief executive officer of the Company since prior to 1995. Mr. Walker was President of the Company
        [PHOTO] since prior to 1995 until September 1999. He is chairman of the board of directors of Life Technologies, Inc.


                         GEORGE M. WHITESIDES    Director since 1985

                         Dr. Whitesides, age 60, has been a professor of
                         chemistry at Harvard University since prior to
                         1995.  Dr. Whitesides is a director of Advanced
                         Magnetics, Inc. (medical diagnostic products),
                         Hyperion Catalysis, Inc.(medical products)  and is a
        [PHOTO]          director of Life Technologies, Inc.

                         Dr. Whitesides is Chairman of the Environmental & Safety Committee and is on the Audit
                         Committee.

Term Expiring in 2001:
                         ROBERT M. FUREK         Director since 1990

                         Mr. Furek, age 57, has been chairman of the State Board of Trustees for the Hartford, Connecticut public school system since June 1997. Mr. Furek is also a partner in Resolute Partners, a private equity investment firm. Mr. Furek served as president and chief executive officer of Heublein, Inc. (wine and
        [PHOTO] spirits producer) from prior to 1995 until his retirement in December 1996. Mr. Furek is a director of Massachusetts Mutual Life Insurance Company (insurance) and Ikon Office Solutions,
                         Inc. (business communication products and services).

                         Mr. Furek is Chairman of the Compensation &
                         Organization Committee and is on the Audit
                         Committee.


                       MARTHA CLARK GOSS       Director since 1992

       [PHOTO] Mrs. Goss, age 50, has been the chief financial officer of The Capital Markets Company (private investment consulting and software solutions firm) since October 1999. Mrs. Goss was vice president and chief financial officer of Booz, Allen & Hamilton Inc. from July 1995 to October 1999.
                       From prior to 1995 to July 1995, Mrs. Goss was a senior vice president of The Prudential Insurance Company of America. From prior to 1995 to July 1995, Mrs. Goss was the enterprise control officer of The Prudential Insurance Company of America. Mrs. Goss is a director of Foster Wheeler Corporation (engineering, construction and manufacturing).

                       Mrs. Goss is on the Compensation & Organization Committee and the Audit Committee.

                       EDGAR G. HOTARD         Director since 1996

                       Mr. Hotard, age 56, has been an independent consultant to corporations since January 1999. Mr. Hotard served as chief operating officer of Praxair, Inc. (industrial gases supplier) from December
                       1997 to December 1998 and as President of Praxair
       [PHOTO] since prior to 1995 to December 1998. Mr. Hotard is a director of Global Industries, Ltd. (offshore oil and gas engineering and construction) and Iwatani Industrial Gases Corp. (industrial gases supplier in Japan).

                       Mr. Hotard is on the Compensation & Organization Committee and the Environmental & Safety
                       Committee.


COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors has appointed a Compensation & Organization Committee, an Audit Committee, and an Environmental & Safety Committee.

        The Compensation & Organization Committee is composed of the following five members, none of whom is an officer or employee of the Company or its subsidiaries: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss, and Edgar G. Hotard. This Committee monitors the Company's compensation policy, with particular emphasis on officer remuneration matters. It also serves as a nominating committee for the Board of Directors, oversees organizational matters for the Company and the Board of Directors, and administers the granting of restricted stock and stock options under the 1999 Plan. Six meetings of the Compensation & Organization Committee were held in 1999, and five meetings have been scheduled for 2000.

        The Audit Committee is composed of the following five members, none of whom is an officer or employee of the Company or its subsidiaries:
Bernard M. Fox, Chairman, Robert M. Furek, Martha Clark Goss, Peter G. Kelly, and George M. Whitesides. The Audit Committee's meetings include, as a matter of course, private sessions with the Company's independent certified public accountants and internal auditors. The Audit Committee recommends the selection of independent accountants to the Board of Directors and is concerned with the scope and quality of audit and quarterly reviews performed by the independent accountants as well as other services provided by them to the Company. The Audit Committee monitors the Company's Code of Conduct, the integrity of officers, accounting policies, internal controls and the quality of accounting and published financial statements. Three meetings of the Audit Committee were held in 1999, and three meetings have been scheduled for 2000.

        The Environmental & Safety Committee is composed of the following five members: George M. Whitesides, Chairman, Charles H. Curl, Edgar G. Hotard, Peter G. Kelly, and Jean-Francois Saglio. The Environmental & Safety Committee monitors and evaluates the Company's environmental and safety policies and practices and makes recommendations in respect thereof to the Board of Directors. Three meetings of the Environmental & Safety Committee were held in 1999, and three meetings have been scheduled for 2000.

        During 1999, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors.

COMPENSATION OF DIRECTORS

        In 1999, each director of the Company who was not an officer of the Company or a subsidiary received (a) a fee of $1,000 for each meeting of the Board (with the exception of meetings not held at the Company's headquarters, for which a fee of $2,000 was paid), and (b) a fee of $1,000 for each meeting of a permanent committee of the Board. For 1999, the annual retainers for serving on the Board of Directors of the Company and for serving as Chairman of a permanent committee were $20,000 and $4,000, respectively. Under the 1996 Non- Employee Directors' Stock Plan, as amended, each director receives 50% of his or her annual retainer in the form of common stock and may also elect to receive all or a portion of the remainder of his or her retainer in the form of common stock.

        Pursuant to the 1994 Stock Plan for Outside Directors, as amended, on December 31, 1999, each outside director was granted 300 shares of the Company's common stock. As of December 31, 1999, the value of 300 shares of the Company's common stock was $11,925.

CERTAIN TRANSACTIONS AND LEGAL MATTERS

        Section 16(a) of the Exchange Act, requires the Company's directors, executive officers and holders of more than 10% of the Company's common stock to file with the SEC and the New York Stock Exchange reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of the Company. These persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company, the Company believes that, during 1999, its directors, executive officers and holders of more than 10% of the Company's Common stock complied with all applicable Section 16(a) filing requirements.


             PROPOSAL (2) RATIFICATION OF SELECTION OF AUDITOR

        The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), independent certified public accountants, to audit the accounts of the Company for the year 2000, and it is proposed that the selection of such firm be ratified by the shareholders at the annual meeting.

        PricewaterhouseCoopers audited the accounts of the Company and certain employee benefit plans for the year 1999. In connection with its audit function, PricewaterhouseCoopers reviewed the Company's 1999 quarterly and annual reports to its shareholders and certain filings with the SEC. In addition, during 1999, PricewaterhouseCoopers provided other professional services to the Company.

        The Audit Committee approved in advance the nature of the professional services for which the Company retained the firm of PricewaterhouseCoopers, considering the possible effect of such retention on the independence of such firm, and has determined that the services provided were within the scope of such approval. PricewaterhouseCoopers has no interest, financial or otherwise, direct or indirect, in the Company other than as independent accountants.

        Representatives of PricewaterhouseCoopers are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS AS AUDITOR OF THE ACCOUNTS OF THE COMPANY FOR THE YEAR 2000.


                  PROPOSAL (3) RIGHTS PLAN BYLAW PROPOSAL

        Summary of ISP Proposal

        ISP is proposing that shareholders approve a resolution to amend the Company's Bylaws to require the Board of Directors to make certain amendments to the Rights Agreement, dated as of August 23, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, as amended (the "Rights Agreement"), or redeem the rights issued under the agreement if shareholders adopt by majority vote a special resolution requiring the Board to do so. In addition, the proposed Bylaw amendment would require the Board of Directors to obtain shareholder approval prior to adopting any new shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to make or has the effect of making acquisitions of large holdings of the Company's shares of stock more difficult or expensive. The complete text of ISP's resolution implementing the Rights Plan Bylaw Proposal is attached to this Proxy Statement as Annex I.

        Your Company's Response

        The Board of Directors believes that adoption of the Bylaw amendment relating to the Rights Agreement proposed by ISP would not be in the best interests of the Company or its shareholders, and would, in fact, expose shareholders to coercive tender offers and undervalued takeover bids without adequate protection.

        As ISP correctly stated in its proxy statement:

               "Poison pills are considered extremely potent corporate takeover defense mechanisms, and Dexter's existing Rights Agreement may, in some respects, be aligned with shareholder interests. Proponents of poison pills assert that rights plans, such as the Rights Agreement, enable the board to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, and thereby giving the board the flexibility to explore alternative strategies for maximizing shareholder value. It has been argued that poison pills deter abusive takeover tactics. PROPONENTS OF POISON PILLS ALSO ASSERT THAT RIGHTS PLANS PROVIDED INCENTIVES FOR A POTENTIAL BIDDER TO NEGOTIATE IN GOOD FAITH WITH THE BOARD, AND THAT SUCH NEGOTIATIONS ARE LIKELY TO MAXIMIZE VALUE FOR SHAREHOLDERS BY SOLICITING THE HIGHEST POSSIBLE PRICE FROM THE BIDDER." (Emphasis added.)

        It is precisely for these reasons that Dexter adopted a rights agreement and has caused it to remain in place. The Company believes that the current Board is in the best position to evaluate and negotiate on behalf of all shareholders any potential offer and to develop alternatives to maximize shareholder value. The Rights Agreement is designed to encourage prospective acquirors to negotiate directly with the Board of Directors, and in the Board's view, the Rights Agreement provides the Board necessary flexibility in such negotiations. The Rights Agreement protects shareholders against abusive takeover tactics that do not treat all shareholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs.

        Notwithstanding all the positive attributes that the Company's rights plan afforded the Dexter shareholders prior to its amendment on February 8, 2000, the Board of Directors decided to address in what it believes to be a fair and constructive manner the concerns raised by Mr. Heyman about the applicability of the Company's Rights Agreement to certain offers or transactions. ISP's proxy statement states:

               "Our proposed Bylaw amendment does not nullify the Rights Agreement. If our [Rights Plan] Bylaw Proposal is adopted, the Rights Agreement will remain in effect to deter unsolicited, undervalued proposals. In order to make the Rights inapplicable to a proposed offer or transaction, either the Dexter Board must act by majority vote, or the shareholders must act."

The shareholder action that Mr. Heyman is suggesting is the Bylaw amendment set forth in Proposal (4) which requires the Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding Dexter shares at a price of at least $45 per share in cash. UNFORTUNATELY, WE BELIEVE THAT THE ISP PROPOSALS ARE DESIGNED TO ENSURE THAT MR. HEYMAN SUCCEEDS IN ACQUIRING YOUR COMPANY AT A PRICE THAT YOUR BOARD HAS PREVIOUSLY DETERMINED TO BE INADEQUATE. We do not believe that the ISP Proposals are in your best interests.

        In order to ensure that you receive the maximum value for your Dexter shares, the Board authorized, among other things, an amendment to the Company's Rights Agreement causing the rights to be inapplicable to any tender or exchange offer that:

              o       is for all outstanding Dexter shares,
              o       is fully financed,
              o is, in the Board's reasonable judgment, substantially unconditional,
              o       remains available to Dexter shareholders for 60 days, and
              o assuming all of the foregoing conditions are met, Dexter's investment banker opines is at a price that is fair to the Dexter shareholders.

        DEXTER BELIEVES THAT THIS ACTION IS IN YOUR BEST INTERESTS AND APPROPRIATELY ADDRESSES ANY CONCERNS THAT ISP MAY HAVE REGARDING YOUR BOARD NOT ACTING IN YOUR BEST INTERESTS WITH RESPECT TO AN ACQUISITION PROPOSAL THAT MAXIMIZES SHAREHOLDER VALUE. We believe that any objections that Mr. Heyman has to this action are nothing more than self-serving complaints because ISP may not be able to acquire your company on terms and conditions that Mr. Heyman sets and that he believes are best for him and the shareholders of ISP. We believe Mr. Heyman has an inherent conflict of interest, being a shareholder in both Dexter and Life Technologies and being the Chairman of the Board of ISP. By virtue of ISP's larger percentage ownership interest in Life Technologies than in Dexter, we believe Mr. Heyman's primary interest is in maximizing the value of his Life Technologies investment rather than maximizing the value of the Dexter shares -- particularly when you consider the conflict Mr. Heyman has as Chairman of ISP and his fiduciary obligation to act in the best of interests of the ISP shareholders. We cannot understand how Mr. Heyman and ISP can act in your best interests with all the other constituencies they have to serve.

        You should also be aware that Dexter believes that the Rights Plan Bylaw Proposal is invalid under Connecticut law. It is Dexter's position that ISP's Rights Plan Bylaw Proposal is an impermissible attempt to circumscribe the authority of Dexter's Board to determine the terms and conditions of the Company's Rights Agreement. Under the relevant provision of the Connecticut Business Corporation Act, Section 33-735, the fundamental power to run a corporation rests with its board of directors, and the only permissible limitations on this authority are provisions that are set forth in the Company's certificate of incorporation. Despite this clear mandate, ISP is attempting to impose such a restriction on the Dexter Board through an impermissible bylaw amendment. Moreover, the Connecticut Business Corporation Act, Section 33-675, grants the Board exclusive statutory authority to issue, and determine the details regarding, the Company's Rights Agreement. For these reasons, Dexter does not plan to implement the actions contemplated by the Rights Plan Bylaw Proposal, whatever the outcome of the vote is. However, in order to give shareholders the opportunity to moot the issue by voting this proposal down, Dexter will present it to the annual meeting.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST RIGHTS PLAN BYLAW PROPOSAL PROPOSAL (3).


                PROPOSAL (4) RIGHTS PLAN AMENDMENT PROPOSAL

        Summary of ISP Proposal

        In connection with the Rights Plan Bylaw Proposal, ISP is proposing the adoption of a special shareholder resolution. The resolution will require the Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding shares of Common Stock at a price of at least $45.00 per share in cash. The complete text of ISP's resolution implementing the Rights Plan Amendment Proposal is attached to this Proxy Statement as Annex II.

        Your Company's Response

        As discussed above under "Proposal (3) Rights Plan Bylaw Proposal--Your Company's Response," we believe that the ISP Proposals, including the Rights Plan Amendment Proposal, are designed to ensure that ISP succeeds in acquiring your Company at a price that your Board previously determined to be inadequate. The Rights Plan Amendment Proposal is designed to cause the Company to amend the Rights Agreement to make the rights inapplicable to any offer for all of the Company's outstanding shares for consideration of at least $45.00 in cash--a price that your Board has previously determined to be inadequate. Moreover, as discussed above, the Company amended the Rights Agreement to address the concerns raised by ISP about the applicability of the Rights Agreement to certain offers or transactions in what the Board believes is a fair and constructive manner.

        You should also be aware that Dexter believes that the Rights Plan Amendment Proposal is invalid under Connecticut law. It is Dexter's position that ISP's Rights Plan Amendment Proposal is an impermissible attempt to circumscribe the authority of Dexter's Board to determine the terms and conditions of the Company's Rights Agreement. Under the relevant provision of the Connecticut Business Corporation Act, Section 33-735, the fundamental power to run a corporation rests with its board of directors, and the only permissible limitations on this authority are provisions that are set forth in the Company's certificate of incorporation. Despite this clear mandate, ISP is attempting to impose such a restriction on the Dexter Board through an impermissible bylaw amendment and resolution. Moreover, the Connecticut Business Corporation Act, Section 33-675, grants the Board exclusive statutory authority to issue, and determine the details regarding, the Company's Rights Agreement. For these reasons, Dexter does not plan to implement the actions contemplated by the Rights Plan Amendment Proposal, whatever the outcome of the vote is. However, in order to give shareholders the opportunity to moot the issue by voting this proposal down, Dexter will present it to the annual meeting.

        FOR THESE REASONS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE RIGHTS PLAN AMENDMENT PROPOSAL (PROPOSAL 4).


                     PROPOSAL (5) BYLAW REPEAL PROPOSAL

        Summary of ISP Proposal

         ISP is proposing to repeal any Bylaw amendments adopted by the Board between February 26, 1999 and the date of the 2000 annual meeting. The complete text of ISP's resolution implementing the Bylaw Repeal Proposal is attached to this Proxy Statement as Annex III.

        Your Company's Response

        The Company has neither adopted nor amended or repealed any provisions of its Bylaws since February 26, 1999. In addition, the Company has not taken any other action during this time period with respect to the Bylaws. Moreover, the Company does not intend to take any action in connection with its Bylaws that would frustrate any third party proposal that the Board believes will maximize the value of your shares. Accordingly, this proposal is illusory and any vote cast for this proposal will be of no effect.

        FOR THESE REASONS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE BYLAW REPEAL PROPOSAL (PROPOSAL 5).




                     COMPENSATION OF EXECUTIVE OFFICERS

        The following table contains information concerning compensation paid or to be paid to the chief executive officer ("CEO") and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.

                                  SUMMARY COMPENSATION TABLE


                                                                                        Long Term
                                                                                      Compensation
                                                                                ------------------------
                               Annual Compensation                                       Awards
                               -------------------                                       ------

Name and                                                      Other Annual(1)  Restricted Stock   Options     All Other
Principal Position            Year    Salary($)    Bonus($)   Compensation($)    Awards($)(2)       (#)       Compensation($)(3)
------------------            ----    ---------    --------   ---------------  ----------------   -------     ------------------

K. Grahame Walker             1999     692,500       539,630        10,010        363,600          55,000       192,171
  Chairman, President and     1998     660,000       164,835         9,239        384,100          64,000       130,894
  Chief Executive Officer     1997     615,563       461,670         9,025        373,438          55,000       168,321



Kathleen Burdett              1999     275,500       183,330           762        170,438          17,500        54,411
  Vice President and          1998     261,250        57,420           692        183,700          16,000        46,535
  Chief Financial Officer     1997     247,000       156,730           789        164,313          10,000        63,057



David G. Gordon               1999     256,333       124,537         1,051        132,563         15,000        46,645
  President and Chief         1998     223,750        39,774           580        125,250         15,000        30,739
  Operating Officer           1997     211,000        83,084        44,271        119,500         10,000        45,760



John D. Thompson              1999     219,750       143,840           927        124,988         15,000        43,191
  Senior Vice President,      1998     211,000        44,270             0        125,250         15,000        36,588
  Strategic and Business      1997     203,125       122,050         1,020        119,500          6,000        47,531
  Development



Bruce H. Beatt                1999     220,250       114,420           929        124,988         9,000         40,195
  Vice President, General     1998     209,875        36,690           857        125,250         8,000         32,424
  Counsel and Secretary       1997     201,625       106,730           608        119,500         6,000         42,399



----------

(1) The other annual compensation reported above includes the amounts paid by the Company to the executive officers for reimbursement of income taxes incurred by the executive officers in connection with the term life insurance premiums paid by the Company on the executive officers' behalf. For David G. Gordon, the other annual compensation reported above also includes relocation expenses of $43,356 in 1997.

(2) The restricted stock awards reported above, which were made pursuant to the 1999 Plan in 1999, show the dollar value of such awards on the date of grant. As of December 31, 1999, the aggregate number and value of restricted shares held by the named executive officers are as follows: K. Grahame Walker -- 51,434 shares, $2,044,502; Kathleen Burdett -- 21,142 shares, $840,395;
          David G. Gordon -- 11,460 shares, $455,535; John D. Thompson - 14,796 shares, $588,141 and Bruce H. Beatt -- 13,972 Shares, $555,387. Unless and until the restricted shares are forfeited, dividends will be paid on such shares. Additional information regarding the restricted shares issued to the named executive officers is set forth below under the heading "Long Term Incentive Plan -- Awards in Last Fiscal Year."

(3) The other compensation reported above for all executive officers is composed of five principal components: (a) the contribution payable under the Dexter ESPRIT Plan, (b) the benefit payable under the Amended and Restated Retirement Equalization Plan, and
          (c) term life insurance premiums. The respective amounts for each of the named executive officers are as follows: K. Grahame Walker -- $19,378, $160,820 and $11,966; Kathleen Burdett -- $19,232,
          $34,319 and $860; David G. Gordon -- $19,286, $26,103 and $1,256;
          John D. Thompson -- $19,259, $22,824 and $1,108; and Bruce H.
          Beatt -- $19,151, $19,934 and $1,110.

OPTION GRANTS IN LAST FISCAL YEAR

               The following table discloses information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

                              OPTION GRANTS IN LAST FISCAL YEAR
                                      INDIVIDUAL GRANTS



                                                                                     Potential Realizable value
                                                                                             at Assumed
                                                                                        Annual Rates of Stock
                                                                                         Price Appreciation
                                                                                           For Option Term
                         Number of      % of Total
                        Securities        Options
                        Underlying      Granted to       Exercise
                          Options       Employees in      Price        Expiration     5%            10%
         Name           Granted (#)     Fiscal Year     ($/Share)         Date        ($)(a)        ($)(a)
         ----           -----------     ------------    ---------      ----------     ------        ------

K. Grahame Walker          18,333           7.7%       $37.7188      April 22, 2005   $235,176      $533,533
                           18,333           7.7%       $37.7188      April 22, 2006   $281,509      $656,037
                           18,334           7.7%       $37.7188      April 22, 2007   $330,178      $790,833

Kathleen Burdett            5,833           2.4%       $37.7188      April 22, 2005   $ 74,826      $169,754
                            5,833           2.4%       $37.7188      April 22, 2006   $ 89,586      $208,731
                            5,834           2.4%       $37.7188      April 22, 2007   $105,065      $251,648

David G. Gordon             5,000           2.1%       $37.7188      April 22, 2005   $ 64,140      $145,512
                            5,000           2.1%       $37.7188      April 22. 2006   $ 76,777      $178,922
                            5,000           2.1%       $37.7188      April 22, 2007   $ 90,045      $215,674

John D. Thompson            3,000           1.3%       $37.7188      April 22, 2005   $ 38,484      $ 87,307
                            3,000           1.3%       $37.7188      April 22. 2006   $ 46,066      $107,353
                            3,000           1.3%       $37.7188      April 22, 2007   $ 54,027      $129,404

Bruce H. Beatt              3,000           1.3%       $37.7188      April 22, 2005   $ 38,484      $ 87,307
                            3,000           1.3%       $37.7188      April 22. 2006   $ 46,066      $107,353
                            3,000           1.3%       $37.7188      April 22, 2007   $ 54,027      $129,404


----------
(a) The five percent and ten percent rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's common stock.

The option grants described in the foregoing table were made pursuant to the 1999 Plan. On April 22, 1999, three grants of stock options were made to each of the above-named executive officers. The first grant will vest on April 22, 2000, the second grant will vest on April 22, 2001, and the third grant will vest on April 22, 2002. All grants become exercisable without regard to any performance-based conditions upon vesting. All options expire five years after vesting. The exercise price for all options granted in 1999 under the 1999 Plan is the fair market value per share of the Company's common stock on the date of grant and is not subject to change. The 1999 Plan permits the grant of stock appreciation rights in tandem with options or as freestanding awards.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

               The table set forth below discloses certain information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as certain information concerning the number and value of unexercised options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


                                                         Number of
                                                        Securities              Value of
                                                        Underlying             Unexercised
                                                        Unexercised           In-the-Money
                                                     Options and SARs       Options and SARs
                            Shares                     at FY-End(#)          at FY-End($)(a)
                         Acquired on      Value        Exercisable/           Exercisable/
         Name            Exercise(#)     Realized     Unexercisable           Unexercisable
         ----            -----------     --------     -------------           -------------
K. Grahame Walker....       21,666      $ 196,869     101,500 / 116,001     $1,003,634 / $291,618

Kathleen Burdett.....        4,000      $  16,167       19,333 / 31,501        $174,212 / 68,261

David G. Gordon......          414      $   4,428       29,586 / 28,334        $300,610/ $63,183

John D. Thompson.....        2,000      $  10,062       13,000 / 16,334        $132,427/ $37,906

Bruce H. Beatt.......        2,666      $  21,434       12,834 / 16,334        $130,041/ $37,906



----------

(a) The value of unexercised options was determined using the closing price of the Company's common stock as of December 31, 1999.


LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

        The table set forth below discloses certain information concerning the grant of restricted shares of the Company's common stock during the last completed fiscal year to the executive officers named in the Summary Compensation Table. The grants were made pursuant to the 1999 Plan.


                    LONG TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR


                     NUMBER OF    PERFORMANCE               ESTIMATED FUTURE PAYOUTS UNDER
                      SHARES,       OR OTHER                 NON-STOCK PRICE-BASED PLANS
                       UNITS      PERIOD UNTIL   ------------------------------------------------------
                     OR OTHER    MATURATION OR    THRESHOLD(B)             TARGET(C)        MAXIMUM(C)
       NAME           RIGHTS        PAYOUT(A)    (# OF SHARES)           (# OF SHARES)     (# OF SHARES)
       ----         ---------    -------------   -------------           -------------     -------------
K. Grahame Walker      9,600     April 22, 2002      2,400                   9,600             9,600
Kathleen Burdett       4,500     April 22, 2002      1,125                   4,500             4,500
David G. Gordon        3,500     April 22, 2002        875                   3,500             3,500
John D. Thompson       3,300     April 22, 2002        825                   3,300             3,300
Bruce H. Beatt         3,300     April 22, 2002        825                   3,300             3,300
----------

(a) The restricted shares reported in this table were granted to the named executive officers on April 22, 1999, and are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial targets during the three year period commencing on January 1, 1999 and ending on December 31, 2001 ("performance target restrictions"), and (b) restrictions based on continuous employment by the Company over specified periods of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares granted to each executive officer are subject to both performance target restrictions and time-lapse restrictions. The remaining twenty-five percent are subject solely to time-lapse restrictions, which will lapse if the executive officer remains in the Company's employment through the date set forth in this column.

(b) If the Company fails to achieve at least 85% of the financial targets established for the performance target restrictions, then all the shares subject to performance target restrictions will be forfeited. Thus, the "Threshold" amount shown in this column is the number of restricted shares which are subject solely to time-lapse restrictions.

(c) The "Target" amount reflects the number of shares for which the performance restrictions will lapse if the Company achieves 100% of the financial targets. No additional shares will be awarded if the Company achieves more than 100% of the financial targets. Accordingly, the "Maximum" amount is the same as the "Target" amount.


PENSION PLANS

        The Company maintains the Dexter Pension Plan for the employees of certain business units. Employees are eligible to participate in the pension plan after one year of service and after attaining age 21 and become fully vested after five years of service. The annual benefit payable upon normal retirement is equal to the sum of: (i) 1.5% of a participant's average compensation times the participant's years of service prior to January 1, 1976; (ii) 1% of the participant's average annual compensation times the participant's years of service after December 31, 1975; and (iii)
 .5% of the participant's average annual compensation in excess of Social Security covered compensation times the participant's years of service after December 31, 1975. For purposes of calculating the annual benefit, a participant shall be credited with no more than 35 years of service. The annual benefit payable upon normal retirement (age 65) is reduced or increased, respectively, if the participant elects an early or postponed retirement. Mr. Walker, while employed by a business unit of the Company, participated in the pension plan. The estimated annual benefit payable under the pension plan to Mr. Walker upon normal retirement is $47,018. Ms. Burdett, Mr. Gordon, Mr. Thompson and Mr. Beatt are not participants in the Company's pension plan.

        John D. Thompson, while an employee of Life Technologies, Inc. ("LTI"), participated in the LTI Pension Plan. Mr. Thompson is fully vested in the LTI Pension Plan. Under the LTI Pension Plan, normal retirement age is 65, and actuarially reduced benefits are available to participants who are age 55 and have ten years of service. In general, under the LTI Pension Plan, the participant accrues an annual retirement benefit equal to 1% of the participant's final five-year average LTI compensation times the number of years of service credited after October 31, 1975. Eligible compensation is defined as salary, hourly wages, bonus and commissions. The estimated annual benefit payable to Mr. Thompson under the LTI Pension Plan upon normal retirement is $23,201.

        The Company has a supplemental retirement plan intended to provide retirement benefits, supplementing those provided under other plans, to certain executive officers and key employees. The executive officers named in the Summary Compensation Table are participants in the supplemental retirement plan. Upon retirement, participants are entitled to receive an annual benefit equal to 55% of their average final compensation (the annual average of (a) salaries, and (b) cash incentive payments, during the highest 60 consecutive calendar months of a participant's last ten years as a participant in the plan) less all other retirement benefits received (including the full primary Social Security benefit and all retirement benefits from other Company-related plans and plans of other employers). Unless otherwise stipulated by the Board of Directors, such annual benefit will be reduced ratably for employment of less than, and will not be increased for employment of more than, 20 years of service with the Company.

        The following table shows the estimated annual benefit (prior to an offset for other retirement benefits received) which participants are entitled to receive under the supplemental retirement plan, on a straight life annuity basis assuming retirement at age 65 in the indicated compensation classification with certain years of service. If the annual retirement benefits payable to a participant under other Company-related plans and plans of other employers (plus his or her primary Social Security benefit) exceed the annual retirement benefit shown in the table, the participant will instead receive the benefits payable under those other plans.


   AVERAGE
    FINAL                      YEARS OF SERVICE
               --------------------------------------------------
 COMPENSATION      15        20        25         30         35
 ------------   -------   -------    -------   --------   -------

     $125,000   $51,563   $68,750    $68,750    $68,750   $68,750
      150,000    61,875    82,500     82,500     82,500    82,500
      175,000    72,188    96,250     96,250     96,250    96,250
      200,000    82,500   110,000    110,000    110,000   110,000
      225,000    92,813   123,750    123,750    123,750   123,750
      250,000   103,125   137,500    137,500    137,500   137,500
      300,000   123,750   165,000    165,000    165,000   165,000
      350,000   144,375   192,500    192,500    192,500   192,500
      400,000   165,000   220,000    220,000    220,000   220,000
      450,000   185,625   247,500    247,500    247,500   247,500
      500,000   206,250   275,000    275,000    275,000   275,000

        The number of credited years of service as of December 31, 1999 is 34 for K. Grahame Walker, 18 for Kathleen Burdett, 24 for David G. Gordon, 21 for John D. Thompson and 9 for Bruce H. Beatt.

SEVERANCE AGREEMENTS

        The Company has entered into agreements with the executive officers named in the Summary Compensation Table and with certain other executive officers and key employees of the Company which, in the event of a change of control (as defined in the agreements), provide for certain benefits. Agreements entered into by the Company and the executive officers named in the Summary Compensation Table provide for benefits in the following circumstances: (i) involuntary termination of the individual's employment within 395 days of the occurrence of the change in control for reasons other than death, permanent disability, attainment of age 65 or cause; (ii) resignation within 395 days of the occurrence of the change of control for good reason; and (iii) resignation for any reason during the thirty-day period immediately preceding the expiration of the severance period. In such circumstances, the employee shall be entitled to a severance payment equal to a certain percentage (200% in the case of the executive officers named in the Summary Compensation Table) of (i) the employee's base salary at the time of termination or resignation, and (ii) the highest annual incentive compensation paid in any of the three full years immediately prior to the change of control. In addition, the employee will be entitled to a continuation of certain employee welfare benefits for a certain period (two years in the case of the executive officers named in the Summary Compensation Table) provided by the Company on the date of the change in control, and the employee will be credited with a certain number of additional years of service (two in the case of the executive officers named in the Summary Compensation Table) for retirement income plan purposes. The employees are also entitled to receive additional payments, if necessary, to reimburse the employee for (i) any legal expenses, plus interest thereon, incurred in enforcing or defending a severance agreement, and (ii) any excise tax liability that may be imposed by reason of Section 4999 of the Internal Revenue Code. For purposes of the severance agreements, the term "change of control" generally means: (i) a person acquires beneficial ownership of 19% or more of the Company's common stock;
(ii) certain changes in the composition of a majority of the Company's board of directors from such composition on September 20, 1999, except such changes approved by two-thirds of such directors; (iii) except as otherwise specifically provided for in the agreements the Company is reorganized, merged, consolidated or sells, or otherwise disposes of substantially all of its assets; or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

              REPORT OF COMPENSATION & ORGANIZATION COMMITTEE
                         ON EXECUTIVE COMPENSATION

        The Compensation & Organization Committee ("Compensation Committee") is responsible for, among other things, establishing the compensation policies applicable to executive officers of the Company. The Compensation Committee is composed exclusively of outside directors. There are presently five members: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss and Edgar G. Hotard.

OVERALL POLICY

        The Company's executive compensation program is designed to be linked to corporate performance and return to shareholders. Of particular importance to the Company is its ability to grow and enhance its long-term competitiveness. Shorter term performance, although scrutinized by the Compensation Committee, stands behind the issue of furthering the Company's strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to growth of the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

        Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation, based on compensation surveys prepared by independent compensation consultants, of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to a peer group of public corporations (the "Compensation Peer Group") which, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. There are currently 17 companies in the Compensation Peer Group, which is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge. It is the Compensation Committee's policy to target overall compensation for executive officers of the Company at a level which is at the median paid for such positions by the Compensation Peer Group. A variety of other factors, however, including position and time in position, experience, and both company performance and individual performance, will have an impact on individual compensation amounts.

        The Compensation Committee believes that the Compensation Peer Group represents the group of companies for which remuneration data is available that compete most directly with the Company for executive talent. It should be noted that, while there are overlaps, the Compensation Peer Group is composed of a different group of companies than is contained in either of the indices used in the performance graph contained in this proxy statement.

        The Compensation Committee approves the compensation of the executive officers of the Company, including the individuals whose compensation is detailed in this proxy statement, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This is designed to ensure consistency throughout the executive compensation program.

        The key elements of the Company's executive compensation program in 1999 consisted of base salary, annual incentive compensation and long term incentive compensation in the form of stock options and restricted stock awards. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the CEO, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below.

BASE SALARIES

        Base salaries for executive officers are established by evaluating, on an annual basis, the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the position held, contribution toward achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement), and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at companies within the Compensation Peer Group.

        In establishing the CEO's base salary, the Compensation Committee took into account the salaries of chief executive officers at companies within the Compensation Peer Group and the CEO's leadership in shaping and implementing the strategy of the Company to become focused on the technologies and markets that will generate future earnings growth. Based upon this evaluation, the Compensation Committee established a base salary of $700,000 for the period commencing April 1, 1999 and ending March 31, 2000, an increase of 4.5% over the $670,000 base salary paid to him during the immediately preceding 12 month period.

ANNUAL INCENTIVE COMPENSATION

        Annual incentive compensation accounts for a significant percentage of each executive officer's compensation. Executive officers of the Company (other than the CEO) participate in the Company's Executive Incentive Compensation Plan, and the CEO participates in the Company's Senior Management Executive Incentive Plan, which was designed to conform with the requirements of Internal Revenue Code Section 162(m). (These plans are collectively referred to herein as the EIC Plans.) The EIC Plans are designed to compensate executives for performance that increases shareholder value over time, and are reviewed annually by the Compensation Committee.

        Each of the EIC Plans has two performance components: (1) corporate and/or business unit financial performance and (2) an assessment of the executive's individual performance. Each year the Compensation Committee reviews the specific financial measures to be used and approves the target payout amounts for all executive officers of the Company. The target payouts are determined by reference to each executive's job classification as determined pursuant to a Hay point system. The Hay point system evaluates jobs according to the knowledge required to do the job, the intensity of thinking needed to solve the problems commonly faced, and the accountability of the position. In 1999, the sole financial measure for corporate financial performance, which was approved by the Compensation Committee, was earnings per share. The financial measures used in 1999 for individual businesses, on the other hand, included several from a variety of factors, such as sales growth, growth in operating earnings, and return on investment. These factors were weighted differently for each business to reflect the corporate management's assessment of those issues that were in need of emphasis, all in accordance with the Company's strategic plan.

        The four most highly compensated executive officers other than the CEO were eligible to receive incentive compensation payouts in 1999 of specified amounts of their base salaries in the event that financial performance targets were fully achieved. Such payouts were subject to further adjustment, up or down, based upon management's assessment of individual performance. Based upon these factors, the actual payout amounts for these individuals ranged from approximately 49% to approximately 65% of their base salaries. The assessment of management as to the performance of these individuals did not result in a significant (over 10%) reduction or increase in the amount of the payout.

        The CEO was eligible to receive an incentive compensation payout in 1999 equal to 75% of his base salary in the event that financial performance targets were fully achieved (or more if they were exceeded). There was no reduction or increase in the CEO's incentive compensation payout based on an assessment of the CEO's individual performance. Because earnings per share slightly exceeded the targeted amount established by the Compensation Committee for 1999, a target that, in the opinion of the Compensation Committee, was aggressive and required significant efforts on the part of the CEO, the CEO's actual payout was approximately 78% of his base salary, or $539,630. This represents an increase from the $164,835 of incentive compensation paid to the CEO in 1998, when the targeted goals were not met.

        It should be emphasized that the Company's EIC Plans are pay-for-performance plans and, as a result, payments under such plans vary from year to year depending upon the Company's financial performance. In years in which performance targets have been met, such as 1999, there has been a full payout of incentive compensation to the CEO. In years in which the targets have not been met, on the other hand, such as 1998, such payouts have been reduced.

        Because the purpose of the EIC Plans is to reward performance that increases shareholder value over time, the Compensation Committee requires that the overall corporate return to shareholders, apart from unusual items, exceeds the cost of capital for the Company as a whole before any executive incentive compensation is paid. There are also minimum thresholds established for payouts to corporate and business unit employees.

STOCK OPTIONS

        The third component of executive compensation is the Company's stock option program, pursuant to which the Company has granted to executive officers and other senior management options to purchase shares of its common stock. Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant, vest over three years and expire five years from the date of vesting.

        A total of 240,000 options were granted to executive officers and other senior management in 1999 under the 1999 Long Term Incentive Plan ("1999 Plan"), 55,000 of which were granted to the CEO and 50,500 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of stock options granted in 1999 were determined by reference to the long term compensation for comparable positions at companies within the Compensation Peer Group and based upon an assessment of individual performance.

RESTRICTED STOCK AWARDS

        The final component of executive compensation is restricted stock, which the Company granted in 1999 to executive officers and other senior management under the 1999 Plan.

        A total of 60,000 shares of restricted stock were granted to executive officers and other senior management in 1999, 9,600 of which were granted to the CEO and 14,600 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of restricted stock awards granted in 1999 were determined by reference to the long term compensation for comparable positions at companies within the Compensation Peer Group and based upon an assessment of individual performance.

        Restricted stock awards are intended to align the interests of executives with those of the shareholders. The shares of restricted stock issued to executive officers and other senior management in 1999 are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial performance targets during the three year period commencing on January 1, 1999 and ending on December 31, 2001 ("performance target restrictions") and (b) restrictions based on continuous employment of the recipient over a specified period of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares issued in 1999 are subject to both performance target restrictions and time-lapse restrictions. The remaining 25 percent of the restricted shares are subject solely to time-lapse restrictions. This approach is intended to incentivize the creation of shareholder value over the long term.

        In 1995, the Compensation Committee established guidelines for ownership of Dexter common stock by executive officers. Under these guidelines, each executive officer is expected to own, within three years of becoming an executive officer, Dexter common stock with a value of between two to four times his or her base salary, depending upon the individual's position with the Company. As of December 31, 1999, these ownership guidelines have been met.

DEDUCTIBILITY OF COMPENSATION

        Internal Revenue Code Section 162(m), which was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives individually, is $1 million per individual, per year, subject to certain specified exceptions. All compensation payments in 1999 to the five executive officers named in the Summary Compensation Table will be fully deductible. The Company has procedures in place to assure that compensation paid to executive officers continues to be fully deductible in the future.

CONCLUSION

        Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation over the long term. The Compensation Committee intends to continue and strengthen the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.


Compensation & Organization Committee

Robert M. Furek, Chairman
Henrietta Holsman Fore
Bernard M. Fox
Martha Clark Goss
Edgar G. Hotard

PERFORMANCE GRAPH

        The following graph shows how an initial investment of $100 in the Company's common stock would have compared to an equal investment in the S&P 500 Index or in the S&P Specialty Chemicals Index over the five-year period beginning December 31, 1994 and ending December 31, 1999. The graph reflects reinvestment of all dividends.


        NOTE: The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's common stock.

                          COMPARISON OF FIVE YEAR
                    CUMULATIVE TOTAL SHAREHOLDER RETURN

           (ASSUMING AN INVESTMENT OF $100 ON DECEMBER 31, 1993)



DEXTER CORPORATION PERFORMANCE GRAPH


                                                              S&P Specialty
                           Dexter Corporation   S&P 500 Index Chemicals Index
                           ------------------   ------------- ---------------
1994                             $100.00         $100.00           $100.00
1995                             $112.73         $137.58           $131.44
1996                             $156.70         $169.17           $134.81
1997                             $218.11         $225.60           $166.94
1998                             $164.05         $290.08           $142.17
1999                             $213.33         $351.12           $157.37

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is composed of five members: Robert M. Furek, Chairman, Henrietta Holsman Fore, Bernard M. Fox, Martha Clark Goss, and Edgar G. Hotard. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries. In 1999, none of the members of the Compensation Committee had any relationship requiring disclosure in accordance with Item 402(j)(3) of Regulation S-K of the SEC.



                             CERTAIN LITIGATION


        On January 27, 2000, ISP commenced a lawsuit against Dexter and certain members of Dexter's Board of Directors in the United States District Court for the District of Connecticut entitled International Specialty Products Inc. and ISP Investments Inc v. Dexter Corporation, et al., Civil Action No. 3:00 CV 157 (JBA). The complaint alleges, among other things, that Article X of Dexter's bylaws (insofar as it may provide for a two-thirds supermajority vote of the shareholders to amend the bylaws) violates Section 33-807 of the Connecticut Business Corporation Act and is therefore invalid; that Dexter's poison pill violates Section 33-665 of the Connecticut Business Corporation Act and is therefore invalid; that shareholders have the right to vote on the Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals at the 2000 Annual Meeting; and that the directors have breached their fiduciary obligations to Dexter and its shareholders. The complaint seeks declaratory and injunctive relief as well as money damages. The complaint also asks the Court to order that the 2000 Annual Meeting be held no later than April 30, 2000. Dexter believes that IPS's lawsuit is without merit and intends to defend vigorously against it.


                BENEFICIAL OWNERSHIP OF THE COMPANY'S STOCK

        The following table sets forth information, as of December 31, 1999, with respect to the beneficial ownership of shares of the common stock of the Company by (1) certain major shareholders of the Company, (2) each director and nominee for director of the Company, (3) each of the executive officers named in the Summary Compensation Table set forth below, and (4) all directors, nominees and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares of such common stock if such person has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of such rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.


                                                                SHARES OF
                                                              COMMON STOCK         PERCENTAGE OF
                                                              BENEFICIALLY          COMMON STOCK
Shareholders:                                                   OWNED(1)           OUTSTANDING(1)
                                                                --------           --------------
ISP OPCO Holdings Inc. and related entities,
    1361 Alps Road, Wayne, New Jersey 07470................         2,299,200            9.98(2)
FMR Corp., 82 Devonshire Street, Boston,
    Massachusetts 02109 (Fidelity Managed Funds)...........         1,703,300            7.39(3)
Mary K. Coffin, c/o Dexter Corporation, One Elm Street,
    Windsor Locks, Connecticut 06096.......................         1,290,000            5.59(4)

Directors, Nominees and Executive Officers:
K. Grahame Walker..........................................           229,681            *
Kathleen Burdett...........................................            63,668            *
David G. Gordon............................................            42,579            *
John D. Thompson...........................................            38,241            *
Bruce H. Beatt.............................................            34,744            *
Charles H. Curl............................................             4,165            *
Henrietta Holsman Fore.....................................             5,626            *
Bernard M. Fox.............................................             4,973            *
Robert M. Furek............................................             4,510            *
Martha Clark Goss..........................................             4,274            *
Edgar G. Hotard............................................             3,148            *
Peter G. Kelly.............................................             8,301            *
Jean-Francois Saglio.......................................             3,201            *
George M. Whitesides.......................................             4,381            *
All Directors, Nominees and Executive Officers
as a Group (24 persons)....................................           638,727            2.77%

----------

(1) The shares reported above as beneficially owned by the following persons include vested stock options granted under the Company's stock option plans. The shares reported above also include shares of restricted stock issued to the following persons pursuant to the 1994 Long Term Incentive Plan (the "1994 Plan") and the 1999 Long Term Incentive Plan ("the "1999 Plan") as more fully described above under the heading "Long Term Incentive Plan -- Awards in Last Fiscal Year":
    K. Grahame Walker -- 51,434; Kathleen Burdett -- 21,142; David G. Gordon -- 11,460; John D. Thompson -- 14,976; Bruce H. Beatt -- 13,972; and "All Directors, Nominees and Executive Officers as a Group" -- 171,233. Shares of restricted stock issued pursuant to the 1994 Plan and the 1999 Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of common stock of less than 1% are indicated by an asterisk.

(2) Share holding as of December 31, 1999, as reported on Amendment No. 6 to the Schedule 13D filed by such shareholder.

(3) Share holdings as of December 31, 1999, as reported on the Schedule 13G most recently filed by such shareholder.

(4) Of the 1,290,000 shares shown in the table as owned by Mary K. Coffin, 990,000 are held by Fleet Bank, N.A., trustee of a trust the beneficiary of which is Dexter D. Coffin, Jr. Mary K. Coffin is a trustee of this trust and shares the power to vote and dispose of shares owned by the trust. The power to vote and dispose of the shares owned by this trust is held by a majority of its three individual trustees. The remaining shares shown in the table are held by Mary K. Coffin through a living trust.


                         PROPOSALS OF SHAREHOLDERS

        In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to next year's annual meeting of shareholders, proposals of shareholders intended to be presented for action at that meeting must be received at the principal executive offices of Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096-2334, marked for the attention of the Secretary, by November 10, 2000.

        Under the Company's Bylaws, notice of any other matter intended to be presented by a shareholder for action at next year's annual meeting must be addressed to the principal executive offices of Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096-2334, marked for the attention of the Secretary, and must contain the information required by the Bylaws. The notice must be received at the principal executive offices during the period from December 22, 2000 through February 9, 2001, unless next year's annual meeting is called for a date prior to February 9, 2001, in which case notice must be received within fifteen days of when notice of the annual meeting is given.


                         ANNUAL REPORT ON FORM 10-K

        The Company's Annual Report on Form 10-K to the Securities and Exchange Commission for 1999 will be sent without charge after March 31, 2000 to any shareholder upon written request directed to:

                             Dexter Corporation
                            Attention: Secretary
                               One Elm Street
                        Windsor Locks, CT 06096-2334


                   METHOD AND COST OF PROXY SOLICITATION

        Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, telegram, in person or otherwise. The Company will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and the New York Stock Exchange. In addition, the Company has retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, to assist in soliciting proxies, for which services the Company will pay a fee of $__________ , plus handling, postage and out-of- pocket expenses. An additional fee will be paid to Mackenzie Partners if it is engaged to solicit proxies by telephone.

        Expenses related to the solicitation of shareholders, in excess of those normally spent for an annual meeting, are expected to aggregate approximately $__________, of which approximately $__________ has been spent to date. APPENDIX A SETS FORTH CERTAIN INFORMATION RELATING TO THE COMPANY'S DIRECTORS, NOMINEES, OFFICERS AND OTHER EMPLOYEES OF THE COMPANY WHO WILL BE SOLICITING PROXIES ON THE COMPANY'S BEHALF ("PARTICIPANTS").

        YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS ESPECIALLY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY.

        WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD THAT MAY BE SENT TO YOU BY ISP, EVEN AS A PROTEST VOTE AGAINST ISP. IF YOU PREVIOUSLY VOTED ON AN ISP GOLD PROXY CARD, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE. YOU CAN DO SO SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.

        IMPORTANT: If your shares of the Company's stock are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your shares of the Company's stock. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to the Company's proxy solicitor, MacKenzie Partners, Inc., at the address indicated below so that MacKenzie Partners can attempt to ensure that your instructions are followed.

        If you have any questions about executing your proxy or require assistance, please contact:


                          MACKENZIE PARTNERS, INC.
                              156 Fifth Avenue
                          New York, New York 10010
                       Call Toll Free: (800) 322-2885

       Banks and Brokerage Firms please call collect: (212) 929-5500



                                                                 APPENDIX A

                  INFORMATION CONCERNING THE DIRECTORS AND CERTAIN OFFICERS
                         OF THE COMPANY WHO MAY ALSO SOLICIT PROXIES

        The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which their employment is carried on, of the directors and certain officers of the Company ("Participants") who may also solicit proxies from shareholders of the Company. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096.

DIRECTORS

        The principal occupations of the Company's directors who are deemed Participants in the solicitation are set forth under "Proposal (1) Election of Directors" in this Proxy Statement. The principal business address of Mr. Walker is that of the Company. The name, business and address of the director-Participants' organization of employment are as follows:


NAME                                       ADDRESS
----                                       -------
Charles H. Curl........................... Curl & Associates
                                           4101 Parkglen Court, N.W.
                                           Washington, D.C. 20007

Peter G. Kelly............................ Updike, Kelly & Spellacy, P.C.
                                           One State Street
                                           Suite 2400
                                           Hartford, Connecticut 06103

Jean-Francois Saglio...................... ERSO
                                           c/o Dexter Corporation
                                           One Elm Street
                                           Windsor Locks, Connecticut 06096

Henrietta Holsman Fore ................... Holsman International
                                           2600 Virginia Ave., N.W.
                                           Washington, D.C. 20037

Bernard M. Fox............................ Dignitas Partners
                                           c/o Shipman & Goodwin
                                           One American Row
                                           Hartford, Connecticut 06103

George M. Whitesides ..................... Harvard University
                                           12 Oxford Street
                                           Cambridge, Massachusetts 02138

Robert M. Furek........................... State Board of Trustees
                                           c/o Shipman & Goodwin
                                           One American Row
                                           Hartford, Connecticut 06103

Martha Clark Goss ........................ The Capital Markets Company
                                           120 Broadway, 29th Floor
                                           New York, New York 10271

Edgar G. Hotard........................... c/o Dexter Corporation
                                           One Elm Street
                                           Windsor Locks, Connecticut  06096

EXECUTIVE OFFICERS AND CERTAIN CORPORATE OFFICERS

NAME                                                   PRINCIPAL OCCUPATION
----                                                   --------------------
K. Grahame Walker..................................... Chairman and Chief Executive Officer

David G. Gordon....................................... President and Chief Operating Officer

Kathleen Burdett...................................... Vice President and Chief Financial Officer

John D. Thompson...................................... Senior Vice President, Strategic and Business
                                                         Development

Bruce H. Beatt........................................ Vice President, General Counsel and
                                                          Secretary

Ronald C. Benham...................................... Vice President and President -
                                                          Electronic Materials

Jeffrey W. McClelland................................. Vice President and President -
                                                          Adhesive and Coating Systems

Lawrence D. McLure.................................... Vice President - Human Resources

A. Duncan Middleton................................... Vice President and President -
                                                          Nonwoven Materials

Roseanne Potter....................................... Treasurer

Dale Ribaudo.......................................... Controller





INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

        None of the Participants owns any of the Company's securities of record but not beneficially. The number of shares of Common Stock held by directors and the named executive officers is set forth on page xx of this proxy statement. The number of shares of Common Stock held by the other Participants as of February 1, 2000 is set forth below. The information includes shares that may be acquired by the exercise of stock options within 60 days of February 1, 2000:


NAME                                                    SHARE OWNERSHIP
----                                                    ---------------
Ronald C. Benham....................................         50,444

Jeffrey W. McClelland...............................         23,402

Lawrence D. McLure..................................         23,507

A. Duncan Middleton.................................          9,028

Roseanne Potter.....................................          4,459

Dale Ribaudo........................................         14,318


INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

        The following table sets forth purchases and sales of the Company's securities by the Participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.


                                                   NUMBER OF SHARES
NAME                                               OF COMMON STOCK
DIRECTORS                           DATE           PURCHASED OR (SOLD)  NOTE
---------                           ----           ------------------   ----
Charles H. Curl                     12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       621                  (1)
                                    12/31/98       200
                                     4/23/98       493                  (1)


Peter G. Kelly                      12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       310                  (1)
                                      3/8/99       1,500
                                    12/31/98       200
                                     4/23/98       493                  (1)
                                     3/10/98       72.2892              (1)

Jean-Francois Saglio                12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       310                  (1)
                                    12/31/98       200
                                     4/23/98       370                  (1)

Henrietta Holsman Fore              12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       621                  (1)
                                      3/2/99       1,000
                                    12/31/98       200
                                     4/23/98       493                  (1)

Bernard M. Fox                      12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       621                  (1)
                                    12/31/98       200
                                     4/23/98       493                  (1)

George M. Whitesides                12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       310                  (1)
                                    12/31/98       200
                                     4/23/98       246                  (1)

Robert M. Furek                     12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       621                  (1)
                                    12/31/98       200
                                     4/23/98       493                  (1)

Martha Clark Goss                   12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       310                  (1)
                                    12/31/98       200
                                     4/23/98       246                  (1)

Edgar G. Hotard                     12/31/99       300                  (2)
                                    12/31/99       200
                                     4/22/99       621                  (1)
                                    12/31/98       200
                                     4/23/98       493                  (1)

EXECUTIVE OFFICERS


K. Grahame Walker                    5/3/99        (848)                (3)
                                     4/9/99        (18,486)             (4)
                                     5/1/98        9,200                (5)

David G. Gordon                      6/3/99        (80)
                                     5/3/99        (325)
                                    4/22/99        5,000                (5)
                                    4/13/99        (269)                (4)
                                     5/1/98        3,000                (5)
                                    4/21/98        (323)                (4)

Kathleen Burdett                    4/22/99        4,500                (6)
                                    2/12/99        4,000                (7)
                                     5/1/98        4,400                (5)
                                     3/5/98        1,666                (7)

John D. Thompson                    4/22/99        3,300                (6)
                                    1/21/99        2,000                (7)
                                     5/1/98        3,000                (5)

Bruce H. Beatt                      4/22/99        3,300                (6)
                                     4/1/99        (1,363)              (4)
                                     5/1/98        3,000                (5)
                                    4/17/98        1,500                (7)

Ronald C. Benham                    4/21/99        3,000                (6)
                                    4/21/99        3,667                (7)
                                     5/1/98        2,800                (5)
                                    4/20/98        6,000                (4)

Jeffrey W. McClelland                5/3/99        (220)                (3)
                                    4/21/99        10,000               (7)
                                    4/21/99        2,500                (6)
                                    4/21/99        3,000                (7)
                                     5/1/98        1,600                (5)
                                    4/23/98        8,366.411            (8)

Lawrence D. McLure                   5/3/99        (678)
                                    4/22/99        2,800                (6)
                                     5/1/98        2,500                (5)

A. Duncan Middleton                 12/2/99        (688)

Rosanne Potter                     12/20/99        25.477
                                   11/22/99        28.6807
                                   10/15/99        400

Dale Ribaudo                         5/3/99        (254)                (3)
                                    4/22/99        2,200                (6)
                                    4/16/99        666                  (7)
                                     5/1/98        2,000                (5)
                                    4/20/98        333                  (7)

---------------

(1) Acquisition of shares pursuant to the Company's 1996 Non-Employee Directors' Stock Plan.

(2) Shares obtained pursuant to the Company's 1994 Stock Plan for Outside Directors, as amended.

(3) Surrender of shares to pay withholding tax on restricted shares whose restrictions lapsed.

(4)      Shares diposed of on exercise of options.

(5)      Acquired under the Company's 1994 Long Term Incentive Plan.

(6)      Acquired under the Company's 1999 Long Term Incentive Plan..

(7)      Acquired upon exercise of options.

(8) Includes Commons Stock acquired under the Company's 1994 Long Term Incentive Plan. Restricted Shares and share in the Company's 401(k) plan.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

        Except as described in this Appendix A or in the proxy statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this Appendix A or in the proxy statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since February 1, 1998, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest.




                                                                 ANNEX I


                  PROPOSAL (3) RIGHTS PLAN BYLAW PROPOSAL

        RESOLVED, that the Bylaws of Dexter Corporation be, and they hereby are, amended, effective at the time this resolution is approved by the shareholders of Dexter Corporation, by adding the following Section 7 to the end of Article II:

                 'Section 7. Rights Agreements.

                          The Board of Directors, in exercising its rights and duties with respect to the administration of the Rights Agreement dated as of August 23, 1996, as amended, by and between the corporation and Chase Mellon Shareholder Services L.L.C., as Rights Agent (the "Rights Agreement") will carry out a resolution authorizing (i) the partial or complete redemption of the rights issued pursuant to the Rights Agreement (the "Rights"), or (ii) an amendment to the Rights Agreement making the Rights inapplicable to offers or transactions or types of offers or transactions specified in such resolution, if such resolution is authorized and approved by the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act. In addition, the Board of Directors shall not adopt any new shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of the corporation's shares of stock more difficult or expensive, unless such plan is first approved by the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act. This Section 7 may be altered, amended or repealed only with the approval of the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act.














      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.





                                                                     ANNEX II

                         PROPOSAL (4) RIGHTS PLAN AMENDMENT PROPOSAL

               RESOLVED, that the shareholders of Dexter Corporation hereby exercise their right under Article II, Section 7 of the Bylaws of Dexter Corporation, as amended on the date hereof, to require the Board of Directors to promptly amend the Rights Agreement, dated as of August 23, 1996, as amended, by and between Dexter Corporation and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement") to provide that the acquisition of beneficial ownership of shares of common stock, par value $1.00 per share, of Dexter Corporation ("Common Stock") pursuant to any offer for all outstanding shares of Common Stock for consideration of at least $45 per share net to the seller in cash shall constitute a "Qualifying Offer" within the meaning of Sections 11(a)(ii) and 13(d) of the Rights Agreement.











               YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.




                                                                    ANNEX III

                              PROPOSAL (5) BYLAW REPEAL PROPOSAL

               RESOLVED, that any and all amendments made by the Board of Directors of Dexter Corporation to the Bylaws of Dexter Corporation on or after February 26, 1999, be, and the same hereby are, repealed, and that, without the approval of the shareholders of Dexter Corporation, the Board of Directors may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision which serves to reinstate any repealed provisions or any similar provisions.















                             DEXTER CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING TO BE HELD ON APRIL 27, 2000.

        K. Grahame Walker, George M. Whitesides and Bernard M. Fox, or any of them, each with power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Dexter Corporation, to be held on Thursday, April 27, 2000, at 10:00 A.M., local time, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, and at any adjournment or postponement thereof, upon the matters set forth in the Dexter Corporation Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

PROPOSAL (1) ELECTION OF DIRECTORS.

Nominees for Terms Expiring at the Annual Meeting in 2003: Charles H. Curl, Peter G. Kelly and Jean-Francois Saglio.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                        (continued on reverse side)




                               (Reverse Side)

[X]     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4 AND 5.

                      DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2

                                                   FOR     WITHHELD
(1)     ELECTION OF                                [ ]        [ ]
        DIRECTORS
        (see reverse side)

FOR, except vote withheld from the following nominee(s):
------------------------------------------------------

                                                   FOR    AGAINST   ABSTAIN

(2) APPOINTMENT OF INDEPENDENT ACCOUNTANTS         [ ]      [ ]        [ ]


                  DIRECTORS RECOMMEND A VOTE "AGAINST" PROPOSALS 3, 4 AND 5

(3)  ISP PROPOSAL TO AMEND DEXTER'S BYLAWS
       REQUIRING THE DEXTER BOARD TO MAKE          FOR   AGAINST   ABSTAIN
       CERTAIN AMENDMENTS TO THE DEXTER
       RIGHTS PLAN FOLLOWING ADOPTION OF
       CERTAIN SHAREHOLDER RESOLUTIONS             [ ]     [ ]        [ ]

                                                   FOR   AGAINST  ABSTAIN

(4) ISP PROPOSAL TO AMEND THE RIGHTS PLAN          [ ]     [ ]       [ ]

                                                   FOR   AGAINST  ABSTAIN

(5) ISP PROPOSAL TO REPEAL CERTAIN BYLAWS          [ ]     [ ]       [ ]

I plan to attend the meeting. [ ]


SIGNATURE(S):
___________________________                         Date: ______________, 2000

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2000 Annual Meeting of Shareholders of Dexter Corporation and any adjournment or postponement thereof.